UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
_____________

FORM 8-K
_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: September 30, 2013
_____________

AMR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8400	75-1825172
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd. Fort Worth, Texas		76155
(Address of principal executive offices)		(Zip Code)

(817) 963-1234
(Registrant's telephone number)

(Former name or former address, if changed since last report.)

American Airlines, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2691	13-1502798
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd. Fort Worth, Texas		76155
(Address of principal executive offices)		(Zip Code)

(817) 963-1234
(Registrant's telephone number)

(Former name or former address, if changed since last report.)

_____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure
 As previously reported, on November 29, 2011, AMR Corporation (the “Company”), its principal subsidiary, American Airlines, Inc. (“American”) and certain of the Company’s other direct and indirect domestic subsidiaries (collectively, the “Debtors”), filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).
On September 30, 2013, the Debtors filed their monthly operating report for the month ended August 31, 2013 (the “Monthly Operating Report”) with the Bankruptcy Court. The Monthly Operating Report is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This current report (including the exhibit hereto or any information included therein) shall not be deemed an admission as to the materiality of any information required to be disclosed solely by reason of Regulation FD.
Also on September 30, 2013, AMR Chairman and CEO Tom W. Horton released a letter to employees. A copy of the letter is attached hereto as exhibit 99.2.
Limitation on Incorporation by Reference
In accordance with General Instruction B.2 of Form 8-K, the information with respect to the Debtors in this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.
Cautionary Statement Regarding Financial and Operating Data
The Company cautions investors and potential investors not to place undue reliance upon the information contained in the Monthly Operating Report, which was not prepared for the purpose of providing the basis for an investment decision relating to any of the securities of the Company. No assurance can be given as to the value that ultimately may be ascribed to the Debtors' various prepetition liabilities and other securities. The Company cannot predict what the ultimate value of any of its or the other Debtors' securities may be. Accordingly, the Company urges that caution be exercised with respect to existing and future investments in any of these securities (including the Company's common stock) or other Debtor claims. The Monthly Operating Report is limited in scope, covers a limited time period and has been prepared solely for the purpose of complying with the monthly reporting requirements of the Office of the United States Trustee of the Southern District of New York and the Bankruptcy Court. The Monthly Operating Report was not audited or reviewed by independent accountants, is in a format prescribed by applicable bankruptcy laws and regulations and is subject to future adjustment and reconciliation. Therefore, the Monthly Operating Report does not necessarily contain all information required in filings pursuant to the Exchange Act, or may present such information differently from such requirements. There can be no assurance that, from the perspective of an investor or potential investor in the Debtors' securities, the Monthly Operating Report is complete. The Monthly Operating Report also contains information for periods which are shorter or otherwise different from those required in the Company's reports pursuant to the Exchange Act, and such information might not be indicative of the Company's financial condition or operating results for the period that would be reflected in the Company's financial statements or in its reports pursuant to the Exchange Act. Results set forth in the Monthly Operating Report should not be viewed as indicative of future results.
Cautionary Statement Regarding Forward-Looking Statements
This current report on Form 8-K and the exhibits hereto contain forward-looking statements or information. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast,” “if current trends continue,” "optimistic," and other similar words. Actual results may differ materially from the results suggested by the statements and information contained herein, for a number of reasons, including, but not limited to, risks related to the Agreement and Plan of Merger, as amended, executed as of February 13, 2013, among the Company, AMR Merger Sub, Inc. and US Airways Group, Inc., including fulfillment of conditions and receipt of consents and approvals required thereby, the lawsuit brought by the U.S. Department of Justice seeking to enjoin the merger of the Company and US Airways Group, Inc., the Company's ability to secure financing for all of its scheduled aircraft deliveries, the impact of the restructuring of the Company and certain of its U.S. subsidiaries, the

Company's ability to refinance, extend or repay its near and intermediate term debt, the Company's substantial level of indebtedness and related interest rates, the potential impact of volatile fuel prices, impairments and restructuring charges, and the potential impact of labor unrest. Because of the Company's restructuring, there can be no assurance as to the future value of the Company's or any of its subsidiaries' securities, including the Company's common stock. Accordingly, the Company urges that caution be exercised with respect to existing and future investments in any of these securities (including the Company's common stock) or other claims. Readers are referred to the documents filed by the Company and American Airlines, Inc. with the Securities and Exchange Commission, including the Company's Form 10-K for the period ended December 31, 2012, as amended by its Form 10-K/A filed April 16, 2013, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this current report on Form 8-K and the exhibit hereto. The Company disclaims any obligation to update any forward-looking statement or information.
Item 9.01.      Financial Statements and Exhibits
Exhibit Number                Description

99.1	Monthly Operating Report for the month ended August 31, 2013, filed with the United States Bankruptcy Court for the Southern District of New York.

99.2	Letter from Tom W. Horton dated September 30, 2013.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    AMR CORPORATION

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated: September 30, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    American Airlines, Inc.

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated: September 30, 2013

4

EXHIBIT INDEX

Exhibit	Description
99.1	Monthly Operating Report for the month ended August 31, 2013, filed with the United States Bankruptcy Court for the Southern District of New York.
99.2	Letter from Tom W. Horton dated September 30, 2013.

5

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

Chapter 11

In re:                                    Case No. 11-15463-SHL
AMR Corporation, et al.                         (jointly administered)
Debtors

MONTHLY OPERATING REPORT
FOR THE MONTH ENDED AUGUST 31, 2013

DEBTORS' ADDRESS:
AMR Corporation
4333 Amon Carter Blvd.
Fort Worth, Texas 76155

DEBTORS' ATTORNEYS:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

DISBURSEMENTS (IN THOUSANDS):                            $ 3,323,915
FOR THE MONTH ENDED AUGUST 31, 2013

CONSOLIDATED NET INCOME (IN MILLIONS):                        $ 71
FOR THE MONTH ENDED AUGUST 31, 2013

REPORT PREPARER:    AMR CORPORATION

The undersigned, having reviewed the attached report and being familiar with the Debtors' financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate, and truthful to the best of my knowledge.

/s/ Isabella D. Goren
Isabella D. Goren
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

1

AMR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	7

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
CONDENSED CONSOLIDATED BALANCE SHEET
AUGUST 31, 2013
(Unaudited) (In millions)

Assets
Current Assets
Cash	$643
Short-term investments	5,537
Restricted cash and short-term investments	935
Receivables, net	1,336
Inventories, net	669
Fuel derivative contracts	115
Other current assets	612
Total current assets	9,847

Equipment and Property
Flight equipment, net	10,503
Other equipment and property, net	2,081
Purchase deposits for flight equipment	716
13,300

Equipment and Property Under Capital Leases
Flight equipment, net	194
Other equipment and property, net	56
250

International slots and route authorities	709
Domestic slots and airport operating and gate lease rights, less accumulated amortization, net	146
Other assets	2,236
$26,488
The accompanying notes are an integral part of these financial statements.

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
CONDENSED CONSOLIDATED BALANCE SHEET
AUGUST 31, 2013
(Unaudited) (In millions)

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts payable	$1,378
Accrued liabilities	2,170
Air traffic liability	5,165
Current maturities of long-term debt	1,303
Current obligations under capital leases	25
Total current liabilities	10,041

Long-term debt, less current maturities	8,501
Obligations under capital leases, less current obligations	347
Pension and postretirement benefits	6,680
Other liabilities, deferred gains and deferred credits	1,860

Liabilities Subject to Compromise (Note 2)	6,841

Stockholders' Equity (Deficit)
Preferred stock	—
Common stock	342
Additional paid-in capital	4,488
Treasury stock	(367)
Accumulated other comprehensive income (loss)	(3,023)
Accumulated deficit	(9,222)
(7,782)
$26,488
The accompanying notes are an integral part of these financial statements.

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
CONSOLIDATED STATEMENT OF OPERATIONS
MONTH ENDED AUGUST 31, 2013
(Unaudited) (In millions, except per share amounts)

Revenues
Passenger - American Airlines	$1,802
- Regional Affiliates	263
Cargo	54
Other revenues	222
Total operating revenues	2,341

Expenses
Aircraft fuel	775
Wages, salaries and benefits	546
Other rentals and landing fees	116
Maintenance, materials and repairs	112
Depreciation and amortization	84
Commissions, booking fees and credit card expense	99
Aircraft rentals	64
Food service	53
Special charges and merger related	3
Other operating expenses	266
Total operating expenses	2,118

Operating Income	223

Other Income (Expense)
Interest income	2
Interest expense	(84)
Interest capitalized	3
Miscellaneous - net	(33)
(112)

Income Before Reorganization Items	111

Reorganization Items, Net (Note 2)	(40)

Income Before Income Taxes	71
Income tax (benefit)	—
Net Income	$71

Earnings Per Share
Basic	$0.21

Diluted	$0.19

Weighted Average Shares Used in Computation
Basic	335,614,292

Diluted	387,916,800

The accompanying notes are an integral part of these financial statements.

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
MONTH ENDED AUGUST 31, 2013
(Unaudited) (In millions)

Net Cash Provided by (Used for) Operating Activities	$(160)

Cash Flow from Investing Activities:
Capital expenditures, including aircraft lease deposits	(208)
Disposal of equipment and property	5
Net (increase) decrease in short-term investments	(327)
Net cash used for investing activities	(530)

Cash Flow from Financing Activities:
Payments on long-term debt and capital lease obligations	(389)
Proceeds from:
Issuance of debt	990
Sale leaseback transactions	121
Other	(4)
Net cash provided by financing activities	718

Net increase (decrease) in cash	28
Cash at beginning of period	615

Cash at end of period	$643
The accompanying notes are an integral part of these financial statements.

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.Summary of Accounting Policies
Basis of Presentation
On November 29, 2011 (the “Petition Date”), AMR Corporation ("AMR" or the “Company”), its principal subsidiary, American Airlines, Inc. ("American") and certain of the Company's other direct and indirect domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption “In re AMR Corporation, et al., Case No. 11-15463-SHL.”
The Company and the other Debtors are operating as “debtors in possession” under the jurisdiction of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code. In general, as debtors in possession under the Bankruptcy Code, we are authorized to continue to operate as an ongoing business but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court. The Bankruptcy Code enables the Company to continue to operate its business without interruption, and the Bankruptcy Court has granted additional relief covering, among other things, obligations to (i) employees, (ii) taxing authorities, (iii) insurance providers, (iv) independent contractors for improvement projects, (v) foreign vendors, (vi) other airlines pursuant to certain interline agreements, and (vii) certain vendors deemed critical to the Debtors' operations.
While operating as debtors in possession under Chapter 11 of the Bankruptcy Code, the Debtors may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or otherwise as permitted in the ordinary course of business. On June 5, 2013, the Debtors filed their Second Amended Joint Chapter 11 Plan (as may be amended or supplemented, the “Plan”) and Disclosure Statement for the Plan (as may be amended or supplemented, the “Disclosure Statement”). On August 14, 2013, the Debtors filed technical amendments to the Plan. The Plan contains provisions for the treatment of equity interests in and prepetition claims against the Company and the other Debtors. See Note 2 to the Condensed Consolidated Financial Statements for further information on the Plan.
A hearing was held on August 15, 2013, to consider confirmation of the Plan. The Bankruptcy Court deferred ruling on Plan confirmation and requested briefs from the Debtors and other interested parties regarding the impact of the lawsuit filed by the Department of Justice ("DOJ") and certain states against the Company and US Airways Group, Inc., in the United States District Court for the District of Columbia, Case 1:13-cv-01236 (the "DOJ Action") (see "Merger Agreement" under Note 2) on confirmation standards and the appropriateness of ruling on confirmation before the DOJ Action is resolved. On August 23, 2013, the Debtors and the Official Committee of Unsecured Creditors, among others, submitted briefs in support of confirmation of the Plan. On September 12, 2013, the Bankruptcy Court stated that it would enter an order (the “Confirmation Order”) confirming the Plan. A proposed Confirmation Order has been submitted to the Bankruptcy Court and it is anticipated that the Confirmation Order will be entered without the resolution of the DOJ Action. When the confirmation order is entered, the effective date of the Plan and implementation of the Plan will remain subject to certain conditions precedent, including satisfactory resolution of the DOJ Action. Although the Bankruptcy Court has stated it will enter the Confirmation Order, the ultimate resolution of the DOJ Action and its impact on the Company and the Merger (as defined in the section "Merger Agreement" under note 2) are uncertain, and accordingly, it cannot be predicted at this time whether or not the Plan will become effective and the Merger will occur.
There can be no assurance that the Plan will be implemented successfully.
In the event that a settlement is reached in the DOJ Action, the Company would be required to seek the Bankruptcy Court's approval of such settlement, which may involve a determination of whether any additional notice or re-solicitation of previous acceptances or rejections of the Plan are necessary.
This Monthly Operating Report (“MOR”) was prepared on a consolidated basis for the Company and its direct and indirect subsidiaries, including the subsidiary Debtors and other subsidiaries that did not file voluntary petitions for relief under Chapter 11. This MOR is unaudited, is limited in scope, covers a limited time period, and has been prepared solely for the purpose of complying with the monthly reporting requirements for Chapter 11 debtors as required by the Office of the United States Trustee for the Southern District of New York (the “U.S. Trustee”) and the Bankruptcy Court. This MOR does not include all the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. Therefore, there can be no assurance that the consolidated financial

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
Notes to Condensed Consolidated Financial Statements
(Unaudited)

information presented herein is complete and readers are strongly cautioned not to place undue reliance on this MOR. This MOR should be read in conjunction with the Debtors' previously filed MORs and the financial statements and accompanying notes in the Company's and American's annual and quarterly reports, as amended, that are filed with the United States Securities and Exchange Commission (the “SEC”).
In accordance with GAAP, the Debtors have applied ASC 852 “Reorganizations” (“ASC 852”) in preparing the Condensed Consolidated Financial Statements. ASC 852 requires that the financial statements, for periods subsequent to the Chapter 11 Cases, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the Chapter 11 Cases are recorded in reorganization items, net on the accompanying Consolidated Statement of Operations. In addition, prepetition obligations that may be impacted by the Chapter 11 reorganization process have been classified on the Condensed Consolidated Balance Sheet in liabilities subject to compromise. These liabilities are reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts (see Note 2).These Condensed Consolidated Financial Statements have also been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. Accordingly, the Condensed Consolidated Financial Statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Debtors be unable to continue as a going concern.
The accompanying Condensed Consolidated Financial Statements do not purport to reflect or provide for the consequences of the Chapter 11 Cases, other than as set forth under “liabilities subject to compromise” on the accompanying Condensed Consolidated Balance Sheet and “income (loss) before reorganization items” and “reorganization items, net” on the accompanying Consolidated Statement of Operations (see Note 2). In particular, the financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (3) as to shareowners' equity accounts, the effect of any changes that may be made to the Debtors' capitalization; or (4) as to operations, the effect of any changes that may be made to the Debtors' business, including, without limitation, as a result of the Merger.
Results of operations for the periods presented herein are not necessarily indicative of results of operations for the entire year. The Condensed Consolidated Financial Statements include the accounts of the Company and its direct and indirect wholly owned subsidiaries (both Debtor and non-Debtor), including (i) its principal subsidiary American and (ii) its regional airline subsidiary, AMR Eagle Holding Corporation and its primary subsidiaries, American Eagle Airlines, Inc. and Executive Airlines, Inc. (collectively, “AMR Eagle”). The Condensed Consolidated Financial Statements also include the accounts of variable interest entities for which the Company is the primary beneficiary. For further information, refer to the consolidated financial statements and footnotes included in the Company's Annual Report on Form 10-K filed with the SEC on February 20, 2013, as amended by the Form 10-K/A filed on April 16, 2013 (“2012 Form 10-K”), including the Summary of Significant Accounting Policies which appears as Note 2 in the 2012 Form 10-K. Notwithstanding any indications of value that may be contained in the Plan, no assurance can be given as to the ultimate value that may be ascribed to the Debtors' various prepetition liabilities and other securities. The Company cannot predict what the ultimate value of any of its or the other Debtors' securities may be. Trading in the Company's common stock and certain debt securities on the New York Stock Exchange ("NYSE") was suspended on January 5, 2012, and the Company's common stock and such debt securities were delisted by the SEC from the NYSE on January 30, 2012. On January 5, 2012, the Company's common stock began trading under the symbol “AAMRQ” on the OTCQB marketplace, operated by OTC Markets Group (www.otcmarkets.com). Additional information about the Chapter 11 Cases is available on the Internet at aa.com/restructuring. Court filings and claims information are available at amrcaseinfo.com.

2.Chapter 11 Proceedings and Reorganization Update for the Reporting Period
General Information
Notices to Creditors; Effect of Automatic Stay. The Debtors have notified all known current or potential creditors that the Chapter 11 Cases were filed. Subject to certain exceptions under the Bankruptcy Code, the filing of the Debtors’ Chapter 11 Cases automatically enjoined, or stayed, the continuation of most judicial or administrative proceedings or filing of other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Petition Date. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the property of the Debtors, or to collect on monies owed or otherwise exercise rights or remedies with respect to a prepetition claim, are enjoined unless and until the Bankruptcy Court lifts the automatic stay as to any such claim. Vendors are being paid for goods furnished and services provided after the Petition Date in the ordinary course of business.
Appointment of Creditors’ Committee. On December 5, 2011, the U.S. Trustee appointed the Creditors’ Committee ("Creditors’ Committee") for the Chapter 11 Cases.
Rejection of Executory Contracts. Under section 365 and other relevant sections of the Bankruptcy Code, the Debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including, without limitation, agreements relating to aircraft and aircraft engines (collectively, "Aircraft Property") and leases of real property, subject to the approval of the Bankruptcy Court and certain other conditions. As of August 31, 2013, the Bankruptcy Court had entered orders granting the Debtors' motions to assume 554, assume and assign one, terminate one, and reject 12 unexpired leases of non-residential real property and had entered various orders extending, by the Debtors' agreement with certain landlords, the date by which the Debtors must assume or reject an additional 3 unexpired leases of non-residential real property. With respect to certain agreements between American and the City of Chicago, American and the City of Chicago entered into a stipulated order, which provided for the assumption of such agreements as of the effective date of the Plan. The stipulated order also provides that if the effective date of the Plan has not occurred by October 31,2013, the parties are free to extend such deadline with the approval of the Bankruptcy Court or to renegotiate the terms of the order assuming such agreements.
In general, rejection of an executory contract or unexpired lease is treated as a prepetition breach of the executory contract or unexpired lease in question and, subject to certain exceptions, relieves the Debtors from performing their future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a prepetition general unsecured claim for damages caused by such deemed breach. Counterparties to such rejected contracts or leases have the right to file claims against the Debtors’ estate for such damages. Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure existing defaults under such executory contract or unexpired lease.
Any description of an executory contract or unexpired lease elsewhere in these Notes or in the report to which these Notes are attached, including where applicable the Debtors’ express termination rights or a quantification of their obligations, must be read in conjunction with, and is qualified by, any rights the Debtors or counterparties have under section 365 of the Bankruptcy Code.
The Debtors expect that liabilities subject to compromise and resolution in the Chapter 11 Cases will arise in the future as a result of damage claims created by the Debtors’ rejection of various executory contracts and unexpired leases. Due to the uncertain nature of many of the potential rejection claims, the magnitude of such claims is not reasonably estimable at this time. Such claims may be material (see “Liabilities Subject to Compromise” in Note 2 to the Condensed Consolidated Financial Statements).
Special Protection Applicable to Leases and Secured Financing of Aircraft and Aircraft Equipment. Notwithstanding the general discussion above of the impact of the automatic stay, under section 1110 of the Bankruptcy Code, beginning 60 days after filing a petition under Chapter 11, certain secured parties, lessors and conditional sales vendors may have a right to take possession of certain qualifying Aircraft Property that is leased or subject to a security interest or conditional sale contract, unless the Debtors, subject to approval by the Bankruptcy Court, agree to perform under the applicable agreement, and cure any defaults as provided in section 1110 (other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code). Taking such action does not preclude the Debtors from later rejecting the applicable lease or abandoning the Aircraft Property subject to the related security agreement, or from later seeking to renegotiate the terms of the related financing.
The Debtors may extend the 60-day period by agreement of the relevant financing party, with Bankruptcy Court approval. In the absence of an agreement or cure as described above or such an extension, the financing party may take possession of the Aircraft Property and enforce its contractual rights or remedies to sell, lease or otherwise retain or dispose of such equipment.

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The 60-day period under section 1110 in the Chapter 11 Cases expired on January 27, 2012. In accordance with the Bankruptcy Court’s Order Authorizing the Debtors to (i) Enter into Agreements Under Section 1110(a) of the Bankruptcy Code, (ii) Enter into Stipulations to Extend the Time to Comply with Section 1110 of the Bankruptcy Code and (iii) File Redacted Section 1110(b) Stipulations, dated December 23, 2011, the Debtors have entered into agreements to extend the automatic stay or agreed to perform and cure defaults under financing agreements with respect to certain aircraft in their fleet and other Aircraft Property. The Debtors have reached agreement on revised terms with respect to substantially all of the aircraft for which the Debtors expect to negotiate revised terms, subject in a number of instances to certain conditions, including reaching agreement on definitive documentation. The ultimate outcome of these negotiations cannot be predicted with certainty. To the extent the Debtors are unable to reach definitive agreements with Aircraft Property financing parties, those parties may seek to repossess the subject Aircraft Property.
Magnitude of Potential Claims. On February 27, 2012, the Debtors filed with the Bankruptcy Court schedules and statements of financial affairs setting forth, among other things, the assets and liabilities of the Debtors, subject to the assumptions filed in connection therewith. All of the schedules are subject to further amendment or modification.
Bankruptcy Rule 3003(c)(3) requires the Bankruptcy Court to fix the time within which proofs of claim must be filed in a Chapter 11 case pursuant to section 501 of the Bankruptcy Code. This Bankruptcy Rule also provides that any creditor who asserts a claim against the Debtors that arose prior to the Petition Date and whose claim (i) is not listed on the Debtors' schedules or (ii) is listed on the schedules as disputed, contingent, or unliquidated, must file a proof of claim. On May 4, 2012, the Bankruptcy Court entered an order that established July 16, 2012 at 5:00 p.m. (Eastern Time) as the deadline to file proofs of claim against any Debtor. More information regarding the filing of proofs of claim can be obtained at www.amrcaseinfo.com. Information on this website is not incorporated into or otherwise made a part of this report.
Differences between amounts scheduled by the Debtors and claims by creditors will be investigated and resolved in connection with the claims resolution process. In light of the expected number of creditors, the claims resolution process may take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known, nor can the ultimate recovery with respect to allowed claims be presently ascertained.
Collective Bargaining Agreements. Section 1113(c) of the Bankruptcy Code provides a process for the modification and/or rejection of collective bargaining agreements ("CBAs"). Through this process, American was able to achieve new CBAs with each of its unions (TWU, APFA and APA), covering nine unionized work groups.
In September 2012, the Bankruptcy Court authorized American to reject its pilot CBA, and thereafter American began implementing certain terms and conditions of employment for pilots. American and the APA continued to negotiate in good faith toward a new pilot agreement, and those negotiations resulted in a new pilot CBA that was approved by the Bankruptcy Court on December 19, 2012. A small group of American pilots is appealing the Bankruptcy Court's decisions granting American's request to reject the pilot CBA and approving the new pilot CBA, and those appeals are pending in the U.S. District Court for the Southern District of New York.
AMR Eagle also engaged in the Section 1113(c) process with its unions, and ultimately achieved new CBAs with its unions, including AFA, ALPA and all four TWU-represented work groups.
In addition, American's pilots, flight attendants, and ground employee unions and the US Airways, Inc. pilots union have agreed to new terms for CBAs, effective upon the closing of the Merger (see below for further information in the section entitled “Merger Agreement”). American's unions representing pilots and flight attendants are working with their counterparts at US Airways, Inc. to determine representation and single agreement protocols to be used to integrate the pilots and flight attendants workforces after the Merger. The TWU reached agreement with its counterpart at US Airways (the International Association of Machinists and Aerospace Workers (IAM)) to jointly represent three groups of ground employees (Mechanic and Related, Fleet Service and Stores) following the Merger (subject to certification by the National Mediation Board), and on a process for integrating these workgroups, and one other, following the Merger.

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Filing of Plan of Reorganization, Disclosure Statement and Form S-4
On April 15, 2013, the Company and other Debtors initially filed with the Bankruptcy Court the Plan and related Disclosure Statement, which contemplate that the Debtors will emerge from Chapter 11 and AMR and AMR Merger Sub, Inc. will engage in the Merger (see the section entitled “Merger Agreement” below). The Plan addresses various subjects with respect to the Debtors, including the resolution of pre-petition obligations as well as the capital structure and corporate governance after exit from the Chapter 11 Cases. The Plan further provides that, upon the effectiveness of the Plan and the Merger, which is anticipated to occur contemporaneously, all shares of existing AMR common stock and other equity interests in AMR will be canceled and any rights with respect thereto will cease to exist, subject to the right to receive distributions pursuant to the Plan.
Generally, for purposes of the Plan, all 20 Debtors will be “substantively consolidated” into three nodes, consisting of: (i) AMR Debtors, (ii) American Debtors, and (iii) Eagle Debtors. As among the AMR Debtors, the American Debtors, and the Eagle Debtors, the Plan will separately classify creditor claims. However, pursuant to the compromises incorporated into the Plan relating to certain inter-creditor issues and the treatment of intercompany claims among the Debtors, general unsecured claims of similar rank and priority will be treated the same under the Plan regardless of the Debtor against which such claim was filed.
The Plan contains provisions related to the treatment of prepetition unsecured claims against the Debtors and equity interests in AMR as described below under “Support Agreement and Term Sheet.”
On April 15, 2013, the Company filed a Form S-4 registration statement (the “Form S-4 Registration Statement”) with the Securities and Exchange Commission (the "SEC") to register the shares of common stock of AMR, which following the Merger will be renamed American Airlines Group Inc. (herein, the “AAG Common Stock”), to be issued to stockholders of US Airways Group, Inc. ("US Airways Group") as consideration in the Merger in exchange for their US Airways Group common stock. The SEC declared the Form S-4 Registration Statement, as amended, effective on June 10, 2013. The stockholders of US Airways Group voted to approve the Merger on July 12, 2013. The AAG Common Stock cannot be issued to US Airways Group stockholders until the Plan is confirmed and the Plan and Merger are consummated.
On June 7, 2013, the Bankruptcy Court entered the order approving the Disclosure Statement and authorized the Debtors to solicit votes on the Plan from eligible creditors and AMR equity interest holders. On July 19, 2013, the Company and the other Debtors filed the “Plan Supplement.” On August 1, 2013, the Plan was accepted by each class of creditors and AMR equity interest holders entitled to vote on the Plan. A hearing was held on August 15, 2013, to consider confirmation of the Plan. The Bankruptcy Court deferred ruling on Plan confirmation and requested briefs from the Debtors and other interested parties regarding the impact of the DOJ Action (see "Merger Agreement" under Note 2) on confirmation standards and the appropriateness of ruling on confirmation before the DOJ Action is resolved. On August 23, 2013, the Debtors and the Official Committee of Unsecured Creditors, among others, submitted briefs in support of confirmation of the Plan. On September 12, 2013, the Bankruptcy Court stated that it would enter a Confirmation Order. A proposed Confirmation Order has been submitted to the Bankruptcy Court and it is anticipated that the Confirmation Order will be entered without the resolution of the DOJ Action. When the confirmation order is entered, the effective date of the Plan and implementation of the Plan will remain subject to certain conditions precedent, including satisfactory resolution of the DOJ Action. Although the Bankruptcy Court has stated it will enter the Confirmation Order, the ultimate resolution of the DOJ Action and its impact on the Company and the Merger are uncertain, and accordingly, it cannot be predicted at this time whether or not the Plan will become effective or the Merger will occur.
In the event that a settlement is reached in the DOJ Action, the Company would be required to seek the Bankruptcy Court's approval of such settlement, which may involve a determination of whether any additional notice or re-solicitation of previous acceptances or rejections of the Plan are necessary.
There can be no assurance that the Plan will be implemented successfully.
Availability and Utilization of Net Operating Losses. A discussion of the potential impact of the Plan on the availability and utilization of net operating losses (and alternative minimum tax credits) after the Debtors' emergence from Chapter 11 is contained in the Disclosure Statement. As described therein, the Debtors reasonably anticipate taking advantage of the special bankruptcy rule in section 382(l)(5) of the U.S. Internal Revenue Code, which generally applies to an

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
Notes to Condensed Consolidated Financial Statements
(Unaudited)

ownership change in bankruptcy that involves the retention or receipt of at least half of the stock of the reorganized debtor by its shareholders and/or qualified creditors.
On April 11, 2013, the Bankruptcy Court issued a Revised Final Order Establishing Notification Procedures for Substantial Claimholders and Equity Security Holders and Approving Restrictions on Certain Transfers of Interests in the Debtors' Estates (the "Revised Order"), which restricts trading in the Company's common stock and establishes certain procedures and potential restrictions with respect to the transfer of claims (the “Revised Procedures”). The order is intended to prevent, or otherwise institute procedures and notification requirements with respect to, certain transfers of AMR common stock and unsecured claims against the Debtors that could impair the ability of the Debtors to use their net operating loss carryovers and certain other tax attributes on a reorganized basis.
In accordance with the Revised Procedures, the Debtors established an initial date by which holders of unsecured claims (or in certain cases, group of holders) that beneficially owned in excess of a threshold amount as of May 24, 2013 were required to file a Notice of Substantial Claim Ownership. The reporting deadline was May 31, 2013, and the threshold amount was $190 million of unsecured claims or such lesser amount as set forth in the proposed Disclosure Statement. The Disclosure Statement established in accordance with the Revised Procedures a second (final) date by which holders of unsecured claims (or in certain cases, group of holders) that beneficially own in excess of a threshold amount as of July 1, 2013 must file a Notice of Substantial Claim Ownership (regardless of whether such holder(s) filed a Notice as of the first reporting deadline). The final reporting deadline was July 8, 2013. The threshold amount is $190 million of unsecured claims or such lesser amount as set forth in the approved Disclosure Statement, namely such lesser amount which, when added to certain specified interests, including stock, in AMR or US Airways Group, would result in such holder holding the “Applicable Percentage,” generally 4.5 percent, of the reorganized Debtors. In connection with the filing of a Notice of Substantial Claim Ownership, a holder was required to indicate if it will agree to refrain from acquiring additional AMR and US Airways Group common stock and such other specified interests until after the effective date of the Plan, and to dispose of any such interests acquired since February 22, 2013 if directed to do so pursuant to the Revised Order. After July 1, 2013, any acquisition of unsecured claims by a Substantial Claimholder or a person (or in certain cases, group of persons) that would become a Substantial Claimholder as a result of the contemplated transaction is not permitted unless the potential transferee files a Claims Acquisition Request at least 10 business days prior to the proposed transfer date and receives written approval from the Debtors.
The Revised Procedures did not alter the procedures applicable with respect to “Substantial Equityholders,” namely persons who are, or as a result of a transaction would become, the beneficial owner of approximately 4.5 percent of the outstanding shares of the Company's common stock.
Any acquisition, disposition, or other transfer of equity or claims in violation of the restrictions set forth in the Revised Order will be null and void ab initio and/or subject to sanctions as an act in violation of the automatic stay under sections 105(a) and 362 of the Bankruptcy Code. A further explanation of the Revised Procedures is contained in the Disclosure Statement.
Liabilities Subject to Compromise
The following table summarizes the components of liabilities subject to compromise included on the Consolidated Balance Sheet as of August 31, 2013:

(in millions)
Long-term debt	$1,130
Estimated allowed claims on aircraft lease and debt obligations and facility lease and bond obligations	4,130
Pension and postretirement benefits	1,204
Accounts payable and other accrued liabilities	389
Other	(12)
Total liabilities subject to compromise	$6,841
Liabilities subject to compromise refers to prepetition obligations which may be impacted by the Chapter 11 reorganization process. These amounts represent the Debtors’ current estimate of known or potential prepetition obligations to be resolved in connection with the Chapter 11 Cases.

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
Notes to Condensed Consolidated Financial Statements
(Unaudited)

In accordance with ASC 852, substantially all of the Company’s unsecured debt has been classified as liabilities subject to compromise. Additionally, certain of the Company’s undersecured debt instruments have also been classified as liabilities subject to compromise.
As a result of the modifications to the retirement benefits as discussed below, a portion of the pension and postretirement benefits liability, primarily relating to retiree medical and other benefits, was classified as liabilities subject to compromise.
Differences between liabilities the Debtors have estimated and the claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process. The Company will continue to evaluate these liabilities throughout the Chapter 11 Cases and adjust amounts as necessary. Such adjustments may be material. In light of the expected number of creditors, the claims resolution process may take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known.
Reorganization Items, net
Reorganization items refer to revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the Chapter 11 Cases. The following table summarizes the components included in reorganization items, net on the Consolidated Statement of Operations for the month ended August 31, 2013:

(in millions)
Aircraft and facility financing renegotiations and rejections (1) (2)	$27
Professional fees	9
Other	4
Total reorganization items, net	$40

(1)
Amounts include allowed claims (claims approved by the Bankruptcy Court) and estimated allowed claims relating to the rejection or modification of financings related to aircraft. The Debtors record an estimated claim associated with the rejection or modification of a financing when the applicable motion is filed with the Bankruptcy Court to reject or modify such financing and the Debtors believe that it is probable the motion will be approved, and there is sufficient information to estimate the claim. Modifications of the financings related to certain aircraft remain subject to conditions, including reaching agreement on definitive documentation. See above, “Special Protection Applicable to Leases and Secured Financing of Aircraft and Aircraft Equipment,” for further information.

(2)
Amounts include allowed claims (claims approved by the Bankruptcy Court) and estimated allowed claims relating to entry of orders treating as unsecured claims with respect to facility agreements supporting certain issuances of special facility revenue bonds. The Debtors record an estimated claim associated with the treatment of claims with respect to facility agreements when the applicable motion is filed with the Bankruptcy Court and the Debtors believe that it is probable that the motion will be approved, and there is sufficient information to estimate the claim. See above, “Rejection of Executory Contracts,” for further information.

Claims related to reorganization items are reflected in liabilities subject to compromise on the Condensed Consolidated Balance Sheet as of August 31, 2013.
Interest Expense
In accordance with ASC 852, the Debtors record interest expense only to the extent (1) interest will be paid during the Chapter 11 Cases or (2) it is probable that the Bankruptcy Court will allow a claim in respect of such interest. Interest expense recorded on the Consolidated Statements of Operations totaled $84 million for the month ended August 31, 2013, including $21 million related to post petition interest on certain obligations. Contractual interest expense (including interest expense that is associated with obligations in liabilities subject to compromise) during this period totaled $87 million.

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Insurance
Premiums to date for all insurance policies, including workers' compensation and disability insurance, have been paid in accordance with each respective policy's payment terms. No payments are past due.
Restricted Cash and Short-term Investments
The Company has restricted cash and short-term investments related primarily to collateral held to support projected workers' compensation obligations and funds held for certain tax obligations.
Recent Modifications to Pension and Other Post-Employment Benefits
The Company's defined benefit pension plans were frozen effective November 1, 2012. Eligible employees began to receive a replacement benefit under the $uper $aver 401(k) Plan on November 1, 2012.
In December 2012, the Pilot A Plan, a defined benefit plan, was amended to remove the lump-sum option and the installment option forms of benefit effective December 31, 2012. A small group of American pilots is appealing the Bankruptcy Court's decision authorizing American to eliminate the lump sum option and installment option forms of benefit. This is the same group of pilots that is appealing the Bankruptcy Court's decisions authorizing American to reject the pilot CBA and approving the new pilot CBA. All of these appeals have been consolidated, and are pending in the U.S. District Court for the Southern District of New York.
The Pilot B Plan, a defined contribution plan, was terminated on November 30, 2012. More than 99% of Plan B assets have been distributed and, with the exception a small residual balance to cover final plan expenses, we expect the remaining funds to be distributed by end of fourth quarter 2013.
On July 6, 2012, the Company commenced an adversary proceeding against the Section 1114 Committee of Retired Employees (the “Retiree Committee”) in the Bankruptcy Court seeking a determination on the issue of vesting for former employees who retired before November 1, 2012 and were eligible for certain retiree medical coverage. The Court held a hearing on January 23, 2013 and has not ruled on this matter as of the date of this report. The Company has been negotiating with the Retiree Committee since July 2012, seeking a consensual agreement to terminate subsidized retiree medical coverage and life insurance coverage.
Merger Agreement
Description of Agreement and Plan of Merger
On February 13, 2013, AMR, US Airways Group, and AMR Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AMR (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”), providing for a business combination of AMR and US Airways Group. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into US Airways Group (the "Merger"), with US Airways Group surviving as a wholly owned subsidiary of AMR. AMR and US Airways Group anticipate that immediately following the Merger closing, AMR will change its name to American Airlines Group Inc. ("AAG"). Following the Merger, AAG will own, directly or indirectly, all of the equity interests of American, US Airways Group and their direct and indirect subsidiaries. The Merger Agreement and the transactions contemplated thereby, including the Merger, have been approved by the Bankruptcy Court, and are to be effected pursuant to the Plan of the Debtors in connection with the Chapter 11 Cases. The Bankruptcy Court entered an order approving the Disclosure Statement on June 7, 2013 and authorized the Debtors to begin soliciting votes on the Plan from creditors and stockholders. All of the creditor classes voted to accept the Plan. The Plan is further subject to consummation in accordance with the requirements of the Bankruptcy Code.
Subject to the terms and conditions of the Merger Agreement, which has been approved by the boards of directors of the respective parties and the stockholders of US Airways Group, upon completion of the Merger, US Airways Group stockholders will receive one share of common stock of AAG ("AAG Common Stock") for each share of US Airways Group common stock. The aggregate number of shares of AAG Common Stock issuable to holders of US Airways Group equity instruments (including stockholders and holders of convertible notes, options, stock appreciation rights and restricted stock units) will represent 28% of the diluted equity of AAG after giving effect to the Plan. The remaining 72% diluted equity ownership of AAG will be distributable, pursuant to the Plan, to the Debtors' stakeholders, labor

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
Notes to Condensed Consolidated Financial Statements
(Unaudited)

unions and certain employees.All of the equity interests in AAG will be issued initially solely pursuant to the Merger Agreement or the Plan. Pursuant to the Plan, holders of AMR equity interests are expected to receive a recovery on such interests in the form of a distribution of AAG Common Stock.
On August 13, 2013, the DOJ Action was commenced to enjoin the Company's pending merger with US Airways Group. The Company and US Airways Group have indicated that they intend to defend the proposed Merger. The trial is scheduled to commence on November 25, 2013.The Merger Agreement contains certain termination rights, giving the parties the right to terminate the Merger Agreement by the earlier of (A) the later of (i) January 18, 2014 and (ii) the fifteenth (15) day after the United States District Court for the District of Columbia (the “District Court”) enters an order in the trial in the DOJ Action in favor of American and US Airways, provided that such order is entered on or prior to January 17, 2014, and (B) five (5) days after the District Court enters a final, but appealable, order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger following the trial in the DOJ Action.
Although the Bankruptcy Court has stated that it will enter the Confirmation Order, the ultimate resolution of the DOJ Action and its impact on the Company and the Merger is uncertain, and accordingly, it cannot be predicted at this time whether or not the Plan will become effective or the Merger will occur.
Support Agreement and Term Sheet
On February 13, 2013, AMR and the other Debtors entered into a Support and Settlement Agreement (the "Support Agreement") with certain significant holders of certain prepetition claims against one or more of the Debtors (such holders of claims, the "Consenting Creditors"), aggregating approximately $1.2 billion of prepetition unsecured claims. Pursuant to the terms of the Support Agreement, each Consenting Creditor has agreed, among other things, and subject to certain conditions, to (a) vote in favor of a plan of reorganization, which must include certain terms specified in a Term Sheet attached to the Support Agreement (the "Term Sheet"), (b) generally support confirmation and consummation of such plan and (c) not to support or solicit any plan in opposition to such plan. The Plan contains the terms specified in the Term Sheet.
The Support Agreement may be terminated upon the occurrence of certain events, including: (a) certain breaches by the Debtors or Consenting Creditors under the Support Agreement; (b) termination of the Merger Agreement or the announcement by AMR or US Airways Group of their intent to terminate the Merger Agreement (in which case the Support Agreement would terminate automatically); (c) the failure to meet certain milestones with respect to achieving confirmation and consummation of the Plan; (d) the filing, amendment or modification of certain documents, including the Plan, in a manner materially inconsistent with the Support Agreement and materially adverse to a Consenting Creditor (in which case the Support Agreement can be terminated by such Consenting Creditor solely with respect to itself); (e) the amendment or modification of the Merger Agreement in a manner that is materially adverse to a Consenting Creditor (in which case the Support Agreement can be terminated by such Consenting Creditor solely with respect to itself); and (f) if the volume weighted average price of US Airways Group common stock for the thirty trading days ending on the last trading day immediately prior to the date of termination is less than $10.40. Termination of the Support Agreement would give the Consenting Creditors the right to withdraw their support of the Plan.
As described in the Term Sheet, the Plan implements the Merger, incorporates a compromise and settlement of certain intercreditor and intercompany claim issues, and contains the following provisions relating to the treatment of prepetition unsecured claims against the Debtors and equity interests in AMR:

•
Unless they elect to receive alternative treatment, holders of prepetition unsecured claims against AMR or American that also are guaranteed by either such company ("Double-Dip Unsecured Claims") will receive shares of preferred stock of AAG (the "AAG Preferred Stock") that will be mandatorily convertible into shares of AAG Common Stock on each of the 30th, 60th, 90th and 120th day after the effective date of the Plan.Upon the conversion of the remaining AAG Preferred Stock on the 120th day after the effective date of the Plan, all AAG Preferred Stock will have been converted to AAG Common Stock and no AAG Preferred Stock will remain outstanding. The conversion price of the AAG Preferred Stock will vary on each conversion date, based on the volume weighted average price of the shares of the AAG Common Stock on the five trading days immediately preceding each conversion date, at a 3.5% discount, subject to a cap and a floor price. The AAG

AMR CORPORATION, ET AL.
DEBTORS AND DEBTORS IN POSSESSION
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Preferred Stock allocable to the Double-Dip Unsecured Claims will have a face amount equal to the allowed amount of their claims, including post-petition interest at the non-default rate;

•
Holders of prepetition unsecured claims (other than claims of the Debtors' unions) that are not Double-Dip Unsecured Claims (and holders of Double-Dip Unsecured Claims that elect to receive such treatment) will receive shares of AAG Preferred Stock, as well as shares of AAG Common Stock;

•
Holders of existing AMR equity interests (including stock, warrants, restricted stock units and options) will receive a distribution of shares of AAG Common Stock representing 3.5% of the total number of shares of AAG Common Stock (on an as-converted basis) in addition to the potential to receive shares of AAG Common Stock above such amount; and

•
The satisfaction of certain labor-related claims through the allocation to such claims of shares of AAG Common Stock representing 23.6% of the total number of such shares of AAG Common Stock ultimately distributed to holders of prepetition general unsecured claims against the Debtors.

In each case, the distributions made to each of the foregoing stakeholders will be adjusted to take into account any reserves made for disputed claims under the Plan. The Bankruptcy Court entered an order approving the Support Agreement on June 4, 2013.
The Support Agreement includes a termination clause that gives parties the right to terminate the Support Agreement (subject to further extension by agreement) in the event the effective date of the Plan has not occurred on or prior to December 13, 2013.

AMR CORPORATION, ET AL.                                 Schedule 1
DEBTORS AND DEBTORS IN POSSESSION
CONDENSED CONSOLIDATING BALANCE SHEET
AUGUST 31, 2013
(Unaudited) (In millions)

	Debtors	Non-Debtors	Eliminations & Adjustments	Consolidated
Assets
Current Assets
Cash	$639	$4	$—	$643
Short-term investments	5,535	2	—	5,537
Restricted cash and short-term investments	935	—	—	935
Receivables, net	1,333	17	(14)	1,336
Inventories, net	669	—	—	669
Fuel derivative contracts	115	—	—	115
Other current assets	611	1	—	612
Total current assets	9,837	24	(14)	9,847

Equipment and Property
Flight equipment, net	10,503	—	—	10,503
Other equipment and property, net	2,080	1	—	2,081
Purchase deposits for flight equipment	716	—	—	716
	13,299	1	—	13,300

Equipment and Property Under Capital Leases
Flight equipment, net	194	—	—	194
Other equipment and property, net	56	—	—	56
	250	—	—	250

International slots and route authorities	709	—	—	709
Domestic slots and airport operating and gate lease rights, less accumulated amortization, net	146	—	—	146
Other assets	2,512	106	(382)	2,236
	$26,753	$131	$(396)	$26,488

AMR CORPORATION, ET AL.                             Schedule 1 (Continued)
DEBTORS AND DEBTORS IN POSSESSION
CONDENSED CONSOLIDATING BALANCE SHEET
AUGUST 31, 2013
(Unaudited ) (In millions)

	Debtors	Non-Debtors	Eliminations & Adjustments	Consolidated
Liabilities and Stockholders' Equity (Deficit)
Current Liability
Accounts payable	$1,537	$(144)	$(15)	$1,378
Accrued liabilities	2,170	—	—	2,170
Air traffic liability	5,165	—	—	5,165
Current maturities of long-term debt	1,303	—	—	1,303
Current obligations under capital leases	25	—	—	25
Total current liabilities	10,200	(144)	(15)	10,041

Long-term debt, less current maturities	8,607	—	(106)	8,501
Obligations under capital leases, less current obligations	347	—	—	347
Pensions and postretirement benefits	6,680	—	—	6,680
Other liabilities, deferred gains and deferred credits	1,860	—	—	1,860
	17,494	—	(106)	17,388

Liabilities Subject to Compromise	6,841	—	—	6,841

Stockholders' Equity (Deficit)
Preferred stock	—	—	—	—
Common stock	342	1	(1)	342
Additional paid-in-capital	4,488	259	(259)	4,488
Treasury stock	(367)	—	—	(367)
Accumulated other comprehensive income	(3,023)	—	—	(3,023)
Accumulated Deficit	(9,222)	15	(15)	(9,222)
	$26,753	$131	$(396)	$26,488

AMR CORPORATION, ET AL.                         Schedule 2
DEBTORS AND DEBTORS IN POSSESSION
CONSOLIDATING STATEMENT OF OPERATIONS
MONTH ENDED AUGUST 31, 2013
(Unaudited)

	Debtors	Non-Debtors	Eliminations & Adjustments	Consolidated
Revenues
Passenger - American Airlines	$1,802	$—	$—	$1,802
- Regional Affiliates	263	—	—	263
Cargo	54	—	—	54
Other revenues	222	1	(1)	222
Total operating revenues	2,341	1	(1)	2,341

Expenses
Aircraft fuel	775	—	—	775
Wages, salaries and benefits	546	—	—	546
Other rentals and landing fees	116	—	—	116
Maintenance, materials and repairs	112	—	—	112
Depreciation and amortization	84	—	—	84
Commissions, booking fees and credit card expense	99	—	—	99
Aircraft rentals	64	—	—	64
Food service	53	—	—	53
Special charges and merger related	3	—	—	3
Other operating expenses	266	1	(1)	266
Total operating expenses	2,118	1	(1)	2,118

Operating Income	223	—	—	223

Other Income (Expense)
Interest income	2	—	—	2
Interest expense	(84)	—	—	(84)
Interest capitalized	3	—	—	3
Miscellaneous - net	(33)	—	—	(33)
	(112)	—	—	(112)

Income Before Reorganization Items	111	—	—	111

Reorganization Items, Net	(40)	—	—	(40)

Income Before Income Taxes	71	—	—	71
Income tax	—	—	—	—
Net Income	$71	$—	$—	$71

AMR CORPORATION, ET AL.                         Schedule 3
DEBTORS AND DEBTORS IN POSSESSION
TOTAL DISBURSEMENTS BY FILED LEGAL ENTITY
MONTH ENDED AUGUST 31, 2013
(Unaudited) (In thousands)

Legal Entity	Case Number	Disbursements

American Airlines Realty (NYC) Holdings, Inc.	11-15462	$31

AMR Corporation	11-15463	62

American Airlines, Inc.	11-15464	3,219,200

AMR Eagle Holding Corporation	11-15465	—

Americas Ground Services, Inc.	11-15466	316

PMA Investment Subsidiary, Inc.	11-15467	—

SC Investment, Inc.	11-15468	—

American Eagle Airlines, Inc.	11-15469	97,707

Executive Airlines, Inc.	11-15470	2,917

Executive Ground Services, Inc.	11-15471	—

Eagle Aviation Services, Inc.	11-15472	1,614

Admirals Club, Inc.	11-15473	—

Business Express Airlines, Inc.	11-15474	—

Reno Air, Inc.	11-15475	—

AA Real Estate Holding GP LLC	11-15476	—

AA Real Estate Holding L.P.	11-15477	—

American Airlines Marketing Services LLC	11-15478	30

American Airlines Vacations LLC	11-15479	71

American Aviation Supply LLC	11-15480	1,967

American Airlines IP Licensing Holding, LLC	11-15481	—

		$3,323,915

AMR CORPORATION, ET AL.                             Schedule 4
DEBTORS AND DEBTORS IN POSSESSION
SCHEDULE OF FEDERAL, STATE AND LOCAL TAXES COLLECTED, RECEIVED, DUE OR WITHHELD
MONTH ENDED AUGUST 31, 2013
(Unaudited) (In millions)

Payroll Taxes
Gross wages and salaries paid or incurred(3)	$412.7
Payroll taxes withheld employee	84.8
Payroll taxes withheld employer	27.8
Total payroll taxes withheld	112.6
Amount of payroll tax remitted to tax authorities	109.5
Date(s) remitted to tax authorities	Various

Sales & Use Taxes
Sales & use tax collected and incurred	6.7
Amount of sales & use tax remitted to tax authorities(1)	6.0
Date(s) remitted to tax authorities	Various

Federal Transportation Tax
Federal transportation tax collected	119.4
Amount of federal transportation tax remitted to Internal Revenue Service(1)	118.1
Date(s) remitted to tax authorities	8/9 & 8/23

Passenger Facility Charges
Passenger facility charges collected	29.0
Amount of passenger facility charges remitted to airport authorities(1)	28.9
Date(s) remitted to airport authorities	8/31

U.S. Security Fees
U.S. Security Fees collected	19.7
Amount of U.S. Security Fees remitted to Transportation Security Administration(1)	19.9
Date(s) remitted to Transportation Security Administration	8/30

Customs User Fees
Customs user fees collected	5.5
Amount of customs user fees remitted to Customs and Border Protection Agency(2)	—
Date(s) remitted to Customs and Border Protection Agency	n/a

Immigration User Fees
Immigration user fees collected	7.0
Amount of immigration user fees remitted to Customs and Border Protection Agency(2)	—
Date(s) remitted to Customs and Border Protection Agency	n/a

Animal and Plant Health Inspection Service (APHIS) Fees
APHIS user fees collected	5.1
Amount of user fees remitted to U.S. Department of Agriculture(2)	—
Date(s) remitted to U.S. Department of Agriculture	n/a

Property taxes paid	11.4
(1) Tax is remitted one month in arrears of collection month. Amounts noted reflect actual collections and remittances during the month ended August 31, 2013.
(2) Tax is remitted quarterly. Amounts noted reflect actual collections and remittances during the month ended August 31, 2013.
(3) Payroll tax remittance does not equal taxes withheld because of tax entity payment timing requirements.

AMR CORPORATION, ET AL.                             Schedule 5
DEBTORS AND DEBTORS IN POSSESSION
TOTAL DISBURSEMENTS TO RETAINED PROFESSIONALS
MONTH ENDED AUGUST 31, 2013
(Unaudited) (In thousands)

Retained Professionals	Disbursements(1)

Debtors' Advisors and Notice and Claims Agent:
Airport & Aviation Professionals Inc.	$16
Bernstein Shur Sawyer & Nelson	122
Brinks Hofer Gilson & Lione	132
Cooley LLP	4
Covington & Burling LLP	41
Debevoise & Plimpton	2,207
Deloitte Financial	1,287
Ernst & Young LLP	819
Ford & Harrison	32
Groom Law Group	96
Harris Finley & Bogle	6
Haynes and Boone LLP	109
Houlihan Lokey Capital Inc.	300
Husch Blackwell LLP	25
Jenner & Block LLP	15
Jones Day	500
K&L Gates LLP	208
Kelly Hart & Hallman LLP	385
KPMG LLP	380
McKinsey Recovery & Transformation	17
Morgan Lewis & Bockius	128
Rothschild Inc.	189
Sheppard Mullin Richter & Hampton LLP	53
The Garden City Group Inc.	916
Winstead Sechrest & Minick PC	146
$8,133
Advisors to Unsecured Creditors' Committee:
Epiq Bankruptcy Solutions LLC	$13
Hay Group	6
Heidrick & Struggles Inc.	26
Mesirow Financial Consulting LLC	257
Moelis & Company Holding LP	107
Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates	685
Togut Segal & Segal LLP	102
$1,196
Total Disbursements to Retained Professionals	$9,329

(1)
The Debtors have retained certain legal and financial professionals to advise them in the Chapter 11 Cases. The Creditors' Committee also retained certain legal and financial professionals in connection with the Chapter 11 Cases. For the month of August 2013, estimated based on the Debtors' books and records, the Debtors accrued $9 million of professional fees relating to such professionals, as indicated in Note 2 to the Condensed Consolidated Financial Statements. Any payments to such professionals will be made in accordance with applicable orders of the Bankruptcy Court.

Exhibit 99.2
Release Date: Monday, September 30, 2013

Tom Horton Chairman and CEO sends message to employees

Dear American Team:
Today we reported our financial results for August, which, like our recent operating performance, were outstanding. We produced revenues of $2.34 billion for the month, up 7 percent from last year, making it our highest August revenue total ever. And this helped drive our earnings of $165 million, also a record for the month of August (excluding reorganization and special items).
This continuing string of record-setting results is testament to the hard work of the entire American team. So I’m especially pleased to report that the August results included an additional $50 million set aside for an expected profit sharing payout for 2013. As you probably know, our current labor agreements include profit sharing for eligible employees and we have similar profit sharing plans in place for our agents, representatives, planners, support staff and some management employees. While the year isn’t over, and profit sharing is based on full-year results, I’m optimistic that in March 2014 we’ll be able to make profit sharing payments for the first time in many years.
We are building a strong, competitive and profitable new American which will create more opportunity for our people. In fact, later today we’ll share details of our plans to hire 1,500 new pilots over the next five years. We have offered recall to all of our furloughed pilots and will begin the new recruiting later this fall.  This is in addition to the hiring and training underway for 1,500 new flight attendants, and the more than 1,200 agents and representatives who have joined our team this year.
We are making good progress on the merger front, as we continue to prepare a strong case for the trial in November and remain open to discussions with the Justice Department regarding a settlement on appropriate terms. I will keep you updated on the merger as we go. In the meantime, congratulations and thanks for another great month. Let’s keep the focus on our customers and keep the momentum building.
Thanks for all you do!
Sincerely,
Tom